Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

NBC Universal, Inc.:

We consent to the incorporation by reference in the registration statements of Comcast Corporation on Form S-8 (Nos. 333-101645, 333-101295, 333-104385, 333-121082, 333-123059, 333-130844, 333-130845, 333-130847, 333-150976 and 333-161468) and Form S-3 (No. 333-158816) of our reports dated February 28, 2011, with respect to the consolidated balance sheets of NBC Universal, Inc. and consolidated subsidiaries (“NBC Universal”) as of December 31, 2010 and 2009, and the related consolidated statements of income, equity and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in the Form 8-K/A of Comcast Corporation dated April 15, 2011.

/s/ KPMG LLP
New York, New York
April 15, 2011